[FOX CHASE BANCORP, INC. LOGO]



                                  NEWS RELEASE
                                  ------------

FOR IMMEDIATE RELEASE

DATE:      May 21, 2009
CONTACT:   Roger Deacon
           Chief Financial Officer
PHONE:     (215) 682-4116


      FOX CHASE BANCORP, INC. ANNOUNCES ADDITIONAL 5% STOCK REPURCHASE PLAN

HATBORO, PA, MAY 21, 2009 - Fox Chase Bancorp, Inc. (the "Company") (NASDAQ GM:
FXCB), the holding company for Fox Chase Bank (the "Bank"), today announced that its Board of Directors has approved the repurchase of up to an additional 5% of its issued common shares (excluding shares held by Fox Chase MHC), or approximately 327,000 shares (the "May 2009 program").

The May 2009 program authorizes shares to be repurchased on the open market or in privately negotiated transactions. The May 2009 program would be executed after completion of purchases related to the July 2008 program, which currently has approximately 233,000 shares of common stock available for repurchase. Timing and volume of purchases will depend on market conditions and other factors. Repurchased shares will be held in treasury.

Fox Chase Bancorp, Inc. is the mid-tier stock holding company of Fox Chase Bank. The Bank is a federally chartered savings bank originally established in 1867. The Bank offers traditional banking services and products from its main office in Hatboro, Pennsylvania and ten branch offices in Bucks, Montgomery, Chester, Delaware and Philadelphia Counties in Pennsylvania and Atlantic and Cape May Counties in New Jersey. For more information, please visit the Bank's website at www.foxchasebank.com.


This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.